EXHIBIT B

SIGULER GUFF SMALL BUSINESS CREDIT OPPORTUNITIES FUND, INC.

Secretary’s Certificate

I, Sandip Kakar, the Secretary of Siguler Guff Small Business Credit Opportunities Fund, Inc. (the “Corporation”), hereby certify:  that the following resolutions were duly adopted by the Board of Directors of the Corporation by resolution dated March 27, 2017, and that such resolutions remain in full force and effect; and that such resolutions were approved by unanimous consent of the directors of the Corporation.

WHEREAS, the members of the Board of Directors of the Corporation have received and reviewed the memorandum from Siguler Guff & Company describing the regulatory requirement that the Corporation maintain a fidelity bond approved by the Board of Directors.

WHEREAS, the Board of Directors has considered such information as it has reasonably determined is necessary to evaluate the terms of the proposed fidelity bond.

RESOLVED, that the Board of Directors of the Corporation determines that the fidelity bond is hereby approved.

I am also providing the following statement in accordance with Rule 17g-1:

The premium for the bond has been paid through April 1, 2018.

IN WITNESS WHEREOF, I have hereunto signed my name this 5th day of April 2017.

/s/ Sandip Kakar
Sandip Kakar